EXHIBIT 21

The following are subsidiaries of The Bear Stearns Companies Inc. as of November 30, 2007 and the jurisdictions in which they are organized. The names of certain subsidiaries have been omitted because in the aggregate they do not constitute a significant subsidiary as determined by the Company.

                                                                 Jurisdiction of
                                                                 Incorporation /
Subsidiary                                                       Organization


Bear, Stearns & Co. Inc. ...................................     Delaware

Bear, Stearns Securities Corp. .............................     Delaware

Bear, Stearns International Limited ........................     United Kingdom

Bear Stearns Bank plc.......................................     Ireland

Bear Stearns Global Lending Limited.........................     Cayman Islands

Custodial Trust Company.....................................     New Jersey

Bear Stearns Financial Products Inc. .......................     Delaware

Bear Stearns Capital Markets Inc. ..........................     Delaware

Bear Stearns Credit Products Inc. ..........................     Delaware

Bear Stearns Forex Inc. ....................................     Delaware

EMC Mortgage Corporation....................................     Delaware

Bear Stearns Commercial Mortgage, Inc. .....................     New York

Bear Energy LP..............................................     Delaware

Bear Investment Products Inc................................     New York